Exhibit 99.1

Templeton Global Income Fund Announces Withdrawal of Pending Litigation to Prevent the Certification of the Fund’s 2022 Annual Meeting of Shareholders

February 13, 2023 05:05 PM Eastern Standard Time

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Templeton Global Income Fund (NYSE: GIM) (the “Fund”) today announced that it has withdrawn the pending litigation to prevent the certification of the results of the Fund’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) held on June 6, 2022 and, as such, the results will be certified and Saba Capital Management, L.P. (“Saba”)’s nominees will be seated as trustees of the Fund.

In the best interests of shareholders, the Fund has taken action to discontinue the litigation, considering the length of time that has already elapsed and the additional time expected to be needed to finally resolve the litigation, during which shareholders remain subject to significant ongoing costs and continued uncertainty as to the Fund’s future.

The Fund also announced that the three remaining non-Saba nominated independent trustees have tendered their resignations to be effective immediately upon certification of the 2022 Annual Meeting results, and they will no longer serve on the Fund’s Board.

The Fund is deeply disappointed in the length of time that has elapsed without a final resolution of the litigation, as well as its outcome. The Fund continues to strongly believe that the solicitation practice employed by Saba—of purchasing shares from select shareholders significantly above market value to ensure winning the vote—disenfranchises the thousands of individual investors who owned shares in the Fund and were not made the same offer and, further, that soliciting those shareholders without full disclosure of such purchases fundamentally altered the proxy solicitation process in what was a contested election.

Based on the preliminary results of the 2022 Annual Meeting, over 90% of the voted shares—other than those owned by Saba or those that it privately agreed to purchase in the days immediately prior to the 2022 Annual Meeting to secure votes in Saba’s favor—were voted in favor of the Fund’s nominees. Less than 10% of the Fund's outstanding shares (other than Saba’s shares or the privately purchased shares) voted for Saba and its nominees. In addition to the overwhelming support received by the Fund’s non-Saba related shareholders, all three leading independent proxy advisory firms—Institutional Shareholder Services Inc., Glass, Lewis & Co. and Egan-Jones Proxy Services—recommended that shareholders vote with the Fund’s recommendations FOR all of the Fund’s nominees in connection with the 2022 Annual Meeting, and AGAINST Saba’s shareholder proposal to terminate the Fund’s Investment Management Agreement.

The Fund is proud of its consistent ability to meet its stated fund objectives while also regularly distributing dividends to its shareholders, many of whom invested in the Fund for this precise reason and continued to remain shareholders even when offered the opportunity to tender their shares at a price near NAV. Considering the lack of support for Saba from the broader shareholder base and leading independent proxy advisory firms, the Fund believes that investors should be offered another opportunity for a liquidity event at or close to NAV.

Background Information & Reason for Today’s Action

Shortly after the 2022 Annual Meeting, the Fund and a Fund shareholder filed a complaint and temporary restraining order request in the United States District Court in the Southern District of New York (the “District Court”), seeking to prevent certification of the results of the 2022 Annual Meeting. Recently, the District Court denied the Fund’s requests, enabling the vote certification to proceed and Saba’s nominees to be seated. On February 1, 2023, the U.S. Court of Appeals for the Second Circuit granted the Fund’s motion for an emergency administrative stay of the District Court’s orders pending further appeal, which to date has now been withdrawn.

Upon certification of the 2022 Annual Meeting results, Saba’s nominees will control the Fund’s Board and will have the ability to make material changes to the Fund, including to its investment strategy and the investment manager. Saba also has expressed its intention to nominate three additional trustees to replace the three non-Saba nominated Fund independent trustees. Investors should carefully consider any changes made to the Fund to ensure the Fund continues to align with their investment goals and risk profile.

The Fund thanks shareholders for their continued support throughout this lengthy process. The Fund’s management and its Board have always taken their fiduciary obligations seriously and remain steadfast in doing what is right for all investors.

For further information on Templeton Global Income Fund, please visit our web site at: www.franklintempleton.com

Franklin Resources, Inc. is a global investment management organization with subsidiaries operating as Franklin Templeton and serving clients in over 155 countries. Franklin Templeton’s mission is to help clients achieve better outcomes through investment management expertise, wealth management and technology solutions. Through its specialist investment managers, the company offers specialization on a global scale, bringing extensive capabilities in fixed income, equity, alternatives and multi-asset solutions. With offices in more than 30 countries and approximately 1,300 investment professionals, the California-based company has over 75 years of investment experience and approximately $1.4 trillion in assets under management as of January 31, 2023. For more information, please visit franklintempleton.com.

For more information, please contact Franklin Templeton at (800) 342-5236. Media inquiries should be directed to Prosek Partners, Attention: Brian Schaffer at bschaffer@prosek.com or 1-800-342-5236.

Contacts

Franklin Templeton, (800) 342-5236

Media inquiries
Prosek Partners
Brian Schaffer, 1-800-342-5236
bschaffer@prosek.com